UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2013

CHAMPIONS ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1 University Plaza, Suite 307, Hackensack, New Jersey 07601

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 808-8400

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.       Entry into a Material Definitive Agreement.

On January 28, 2013, Champions Oncology, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Battery Ventures IX, L.P. and Battery Investment Partners IX, LLC (collectively, “Battery”), PAR Investment Partners, L.P. (“PAR”), Harris & Harris Group, Inc., Joel Ackerman, Chief Executive Officer and a director of the Company, Dr. Ronnie Morris, President and a director of the Company, and Bernard Kaminetsky (collectively, the “Investors”), for the sale to the Investors of an aggregate 18,600,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $0.50 per share, or an aggregate of $9,300,000. As part of the purchase, the Investors received warrants to purchase up to an aggregate of 1,860,000 shares of Common Stock at $0.66 per share (the “Warrants”). The Warrants expire five years after the closing date. The Company closed the transaction on January 28, 2013.

The Investors will have the right to require the Company to repurchase the purchased shares (the “Put Option”) for cash for $0.50 upon a change of control or sale or exclusive license of substantially all of the Company’s assets. The Put Option will terminate upon the achievement of certain financial and other milestones. The Investors also have certain participation rights with respect to future financings of the Company. The Company also granted the Investors certain registration rights with respect to the shares of Common Stock to be issued to the Investors and the shares of Common Stock issuable upon exercise of the Warrants pursuant to an Amended and Restated Registration Rights Agreement.

The issuance of the shares of Common Stock and the Warrants resulted in the Company issuing 1,604,600 shares of Common Stock to investors who purchased shares of Common Stock pursuant to a Securities Purchase Agreement dated as of March 24, 2011 due to contractual antidilution provisions in that Securities Purchase Agreement.

Pursuant to the terms of the Agreement, the Company agreed to present one nominee nominated by each of Battery and PAR to become a member of the Company’s Board of Directors either through an action by written consent or through the vote of the Company’s stockholders at the next meeting of the Company’s stockholders; provided, however, that (i) the Company will not be obligated to present the Battery nominee in the event that Battery has sold greater than or equal to twenty-five percent (25%) of the shares of Common Stock it purchases pursuant to the Agreement or owns less than ten percent (10%) of the Company’s outstanding Common Stock and (ii) the Company will not be obligated to present the PAR nominee in the event that PAR has sold greater than or equal to twenty-five percent (25%) of the shares of Common Stock it purchases pursuant to the Agreement or owns less than ten percent (10%) of the Company’s outstanding Common Stock.

The shares of Common Stock and the Warrants to be sold pursuant to the Agreement will be sold to accredited investors only in a private placement in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

The foregoing description is qualified in its entirety by the terms of the Agreement attached hereto as Exhibit 10.1, the Amended and Restated Registration Rights Agreement attached hereto as Exhibit 10.2, and a form of the Warrants, attached hereto as Exhibit 10.3, each of which is incorporated herein by reference.

The Company’s press release describing the transaction is attached hereto as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

The information required by this Item is described in Item 1.01 above.

Item 9.01.     Financial Statements and Exhibits.

(d)      Exhibits

The following exhibits are filed herewith:

Exhibit No.
10.1	Securities Purchase Agreement dated as of January 28, 2013
10.2	Amended and Restated Registration Rights Agreement dated as of January 28, 2013
10.3	Form of Warrant
99.1	Press release dated January 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS ONCOLOGY, INC.
(Registrant)

Date: January 29, 2013	By:	/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer